Exhibit 21.1

Subsidiaries of the Registrant

Name	State of Incorporation or Organization

Ambar Drilling Fluids LP, LLLP	Delaware
Eastern Reservoir Services Company	Nova Scotia
International Petroleum Service Company	Pennsylvania
Lone Star Mud LP, LLLP	Delaware
Norton Drilling Company Mexico, Inc.	Delaware
Norton Drilling, L.P.	Delaware
Norton Drilling Services, Inc.	Delaware
Norton GP, L.L.C.	Delaware
Patterson (GP) LLC	Delaware
Patterson (GP2) LLC	Delaware
Patterson (LP) LLC	Delaware
Patterson Petroleum LP, LLLP	Delaware
Patterson Petroleum Trading Company LP, LLLP	Delaware
Patterson-UTI Acquisition, LLC	Texas
Patterson-UTI Aviation Services, Inc.	Delaware
Patterson-UTI Drilling Company LP, LLLP	Delaware
Patterson-UTI Drilling Company South LP, LLLP	Delaware
Patterson-UTI Drilling Company West LP, LLLP	Delaware
Phelps Drilling Co.	Nova Scotia
Suits Drilling Company	Oklahoma
Universal Well Services, Inc.	Delaware
UTI Drilling Canada, Inc.	Delaware
UTI Drilling, L.P.	Texas
UTI Management Services, L.P.	Texas
UTICO Hard Rock Boring, Inc.	Delaware
UTICO, Inc.	Delaware